Shepherd’s Finance, LLC Reports First Quarter 2019 Results

JACKSONVILLE, FL – May 15, 2019 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s” or the “Company”) announced its operating results for the quarter ended March 31, 2019.

2019 Financial Highlights to Date

●	Loan Growth – Loans receivable, net increased approximately $3.5 million, or 7.5%, to approximately $50.0 million as of March 31, 2019 compared to approximately $46.5 million as of December 31, 2018.

●	Interest and Fee Income Growth – Interest and fee income on loans increased approximately $0.7 million, or 42.5%, to approximately $2.4 million for the quarter ended March 31, 2019 compared to approximately $1.7 million for the quarter ended March 31, 2018. The growth resulted from higher construction loan originations.

●	Earnings Growth – Net income increased approximately $0.1 million, or 22.6%, to $0.4 million for the quarter ended March 31, 2019 compared to approximately $0.3 million for the quarter ended March 31, 2018. The increase in net income was primarily due to an increase in loan originations, which was offset by an increase in salaries and related expenses of $0.1 million and an increase in impairment loss on foreclosed assets of $0.1 million.

●	Public Offering – On March 22, 2019, the Company terminated its second public offering and commenced its third public offering of fixed rate subordinated notes. The effective interest rate on borrowings through the program at March 31, 2019 and December 31, 2018 was 10.09% and 10.07%, respectively.

The Chief Executive Officer of Shepherd’s, Daniel M. Wallach, commented: “In the first quarter of 2019, we achieved our highest quarter ended loan assets and net income numbers in the history of the Company.” Mr. Wallach continued to state, “Although our net income was negatively impacted by the dollar amount of nonperforming loans and foreclosed assets, this was more than offset by loan originations and balances. In addition, we expect to see increased net income as the nonperforming loan and foreclosed asset balances are reduced, which is a key focus of the Company going forward.”

Results of Operations

●	Net interest income increased approximately $0.3 million, or 33.1%, to $1.1 million for the quarter ended March 31, 2019 compared to approximately $0.8 million for the quarter ended March 31, 2018. The increase was primarily from higher weighted average outstanding loan balances of $50.9 million for the quarter ended March 31, 2019 compared to $37.8 million for the quarter ended March 31, 2018, which was partially offset by a loss of interest income and default rate interest due to an increase in foreclosed assets.

●	Non-interest expense increased approximately $0.2 million, or 40.1%, to $0.7 million for the quarter ended March 31, 2019 compared to approximately $0.5 million for the quarter ended March 31, 2018. The increase in non-interest expense related primarily to an increase in impairment of foreclosed assets of approximately $0.1 million.

Balance Sheet Management

●	The Company had approximately $1.9 million in cash as of March 31, 2019, compared to approximately $1.4 million as of December 31, 2018.

●	Loans receivable, net totaled approximately $50.0 million as of March 31, 2019, compared to approximately $46.5 million as of December 31, 2018. Construction loan originations increased approximately $3.0 million, or 19.0%, to approximately $19.0 million for the quarter ended March 31, 2019 compared to the same period of 2018. As of March 31, 2019, loans receivable, net included approximately $2.6 million of impaired loans compared to approximately $2.5 million as of December 31, 2018. We had a total of 23 impaired loans, consisting of commercial loans from three separate borrowers. Of those impaired loans, 20 were held by one company that ceased to function due to the unexpected death of the principal business owner during the fourth quarter of 2018.

●	Foreclosed assets totaled approximately $6.1 million as of March 31, 2019, compared to approximately $6.0 million as of December 31, 2018. The increase was primarily due to investment in construction and development of foreclosed assets of approximately $0.2 million as of March 31, 2019, which was offset by an increase in impairment loss of approximately $0.1 million.

●	Notes payable unsecured, net totaled approximately $23.2 million as of March 31, 2019, compared to approximately $22.6 million as of December 31, 2018. A significant portion of the Company’s notes payable unsecured, net was from the Company’s public notes offerings, constituting approximately $18.3 million and $17.1 million as of March 31, 2019 and December 31, 2018, respectively, The Company expects its notes payable unsecured balance to increase as it continues to raise funds in its public notes offering.

●	Notes payable secured, net totaled approximately $26.1 million as of March 31, 2019, compared to approximately $23.3 million as of December 31, 2018. The increase primarily resulted from an increase in the balances on the Company’s loan purchase and sale agreements of approximately $2.5 million as of March 31, 2019 compared to the year ended December 31, 2018

●	Interest Rates for the Subordinated Notes Program - Shepherd’s offers the following interest rates for its public notes offering, effective as of March 22, 2019:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	9.00%	9.38%	9.38%
24 Months	10.00%	10.47%	22.04%
36 Months	10.50%	11.02%	36.84%
48 Months	11.00%	11.57%	54.96%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 9.00%, we take .09/12 which is 0.0075 plus 1 which is 1.0075, and then multiply 1.0075 by itself 11 more times which yields 1.0938, then subtracting off the 1, leaving 0.0938, and finally converting to a percentage, which gives us an Annual Effective Yield of 9.38%.

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48 month investment with an Annual Interest Rate of 11.00%, we take .11/12 which is .00917 plus 1 which is 1.00917, and then multiply 1.00917 by itself 47 more times which yields 1.5496, then subtracting off the 1, leaving 0.5496, and finally converting to a percentage, which gives us an Effective Yield To Maturity of 54.96%.

Notable Second Quarter 2019 Events to Date

●	On May 9, 2019, Catherine Loftin gave notice to Shepherd’s Finance, LLC that she was resigning as the Company’s Chief Financial Officer effective as of May 15, 2019 for personal reasons, specifically because she is relocating to get married. Ms. Loftin will remain an employee of the Company on a part-time basis. Also on May 9, 2019, the Company’s board of managers appointed Mark Lamensdorf to serve as the Company’s Chief Financial Officer effective as of May 15, 2019. Mr. Lamensdorf, age 59, previously served as a Controller of the Company from April 2019 until his appointment as Chief Financial Officer in May 2019.

Prior to joining the Company, he served as a consulting CFO and Controller for start-ups and growth stage companies in the high-tech, manufacturing, biotech, real estate, and E-Commerce industries, following a career spanning 20 years on Wall Street. Most recently, from March 2014 to March 2019, Mr. Lamensdorf established a consulting practice for small and mid-size companies in the areas of strategic advice, financial management, accounting, financial statement preparation, research, analysis, modeling, and forecasting. From January 2018 to October 2018, Mr. Lamensdorf served as Controller for Holmes Custom, a designer, manufacturer, and retailer of personalized stamps, signs, and nametags, across a number of specialty websites. Earlier in his career, Mr. Lamensdorf held leadership roles in strategic planning, business analysis, forecasting, software and technology integration, and financial reporting with Fortune 500 companies including Textron Inc., Times Mirror Company, and Ford Aerospace and Communications Corporation. Mr. Lamensdorf received a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania and a Master of Business Administration from the UCLA Anderson School of Management.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of March 31, 2019, Shepherd’s Finance, LLC had approximately $50.0 million in loan assets with 289 construction and development loans in 21 states with 75 borrowers. For more information, please visit http://www.shepherdsfinance.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Interim Condensed Consolidated Balance Sheets

(in thousands of dollars)	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Cash and cash equivalents	$1,912	$1,401
Accrued interest receivable	697	568
Loans receivable, net	49,991	46,490
Foreclosed assets	6,069	5,973
Premises and equipment	1,030	1,051
Other assets	80	327
Total assets	$59,779	$55,810
Liabilities and Members’ Capital
Customer interest escrow	$1,289	$939
Accounts payable and accrued expenses	581	724
Accrued interest payable	2,098	2,140
Notes payable secured, net of deferred financing costs	26,085	23,258
Notes payable unsecured, net of deferred financing costs	23,231	22,635
Due to preferred equity member	34	32
Total liabilities	$53,318	$49,728

Commitments and Contingencies (Note 9)

Redeemable Preferred Equity
Series C preferred equity	$2,457	$2,385

Members’ Capital
Series B preferred equity	1,380	1,320
Class A common equity	2,624	2,377
Members’ capital	$4,004	$3,697

Total liabilities, redeemable preferred equity and members’ capital	$59,779	$55,810

Shepherd’s Finance, LLC

Interim Condensed Consolidated Statements of Operations - Unaudited

For the Three Months ended March 31, 2019 and 2018

	Three Months Ended
	March 31,
(in thousands of dollars)	2019	2018
Interest Income
Interest and fee income on loans	$2,432	$1,707
Interest expense:
Interest related to secured borrowings	681	411
Interest related to unsecured borrowings	625	450
Interest expense	1,306	861

Net interest income	1,126	846
Less: Loan loss provision	47	40

Net interest income after loan loss provision	1,079	806

Non-Interest Income
Gain from foreclosure of assets	-	-

Total non-interest income	-	-

Income	1,079	806

Non-Interest Expense
Selling, general and administrative	624	497
Depreciation and amortization	23	17
Impairment loss on foreclosed assets	80	5

Total non-interest expense	727	519

Net Income	$352	$287

Earned distribution to preferred equity holders	105	63

Net income attributable to common equity holders	$247	$224